Exhibit 99

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Verizon Communications Inc. (Verizon) have been prepared in order to illustrate the effect of the transaction as described under the heading “—Description of the Transaction”:

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2013

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013

The unaudited pro forma condensed consolidated financial information is presented for informational and illustrative purposes only, in accordance with the rules and regulations of the Securities and Exchange Commission (SEC), including Article 11 of Regulation S-X under the Securities Act. Such information is preliminary and based on currently available information, assumptions and adjustments that Verizon believes are reasonable; however, the ultimate amounts recorded may be different. Verizon’s historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial information to illustrate the effect of events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the statement of income, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2013 has been prepared in order to illustrate the effect of the transaction as if the transaction occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the transaction as if the transaction had occurred on December 31, 2013. This pro forma financial information is presented for illustrative purposes only, does not purport to be indicative of the actual operating results or financial position that would actually have been obtained if the transaction had occurred on January 1, 2013 or December 31, 2013, respectively, and is not intended as a projection of operating results or financial position that may be obtained in the future. The unaudited pro forma condensed consolidated financial information is based on and should be read in conjunction with the audited historical consolidated financial statements of Verizon as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and the related notes.

Description of the Transaction

On September 2, 2013, Verizon Communications Inc. (Verizon) entered into a stock purchase agreement (as subsequently amended on December 5, 2013, the Stock Purchase Agreement) with Vodafone Group Plc (Vodafone) and Vodafone 4 Limited (Seller), pursuant to which Verizon agreed to acquire Vodafone’s indirect 45% interest in Cellco Partnership d/b/a Verizon Wireless (Verizon Wireless) for transaction consideration totaling approximately $130 billion. On February 21, 2014, in accordance with the Stock Purchase Agreement, Verizon acquired the noncontrolling interest in Verizon Wireless through the acquisition from Vodafone of the equity of a holding company which, through other holding companies, held the noncontrolling interest in Verizon Wireless. The total consideration for the purchase of the noncontrolling interest in Verizon Wireless is comprised of the following (in millions):

Sources
New common stock issued	$61,342
New external debt	59,761
Verizon notes	5,000
Other consideration:
VAI preferred stock	$1,671
Omnitel interest	3,500

$131,274

Uses
Cash paid to Vodafone	$58,886
Common stock issued to Vodafone shareholders	61,342
Verizon notes	5,000
Other consideration	5,171

$130,399

Debt incurrence costs, expenses & other	$875

$131,274

The cash consideration paid to Vodafone of approximately $58,886 million, and the other expected costs of the transaction, including financing, legal and bank fees, were financed through the incurrence of third-party indebtedness (see Note 4).

For a description of the issuance of the stock consideration to Vodafone shareholders, refer to Note 3.

At the closing of the transaction, Verizon issued to Seller $5,000 million aggregate principal amount of Verizon notes in two separate series of equal amounts with maturities of eight and eleven years (Verizon notes) (see Note 4).

Also included in the consideration paid to Vodafone was the value of Verizon’s existing investment in Vodafone Omnitel N.V. (Omnitel) (see Note 5), and the indirect assumption, by Verizon, of liabilities relating to two classes of outstanding preferred stock with a fair value of $1,671 million that were prevously issued by a Vodafone holding company that Verizon acquired as part of the transaction, are beneficially held by third parties, are mandatorily redeemable in April 2020 and will remain outstanding after the closing of the transaction (VAI preferred stock) (see Note 6).

As illustrated and described further below, Verizon received certain other assets and assumed or incurred certain other liabilities that are also accounted for as part of the transaction.

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended December 31, 2013

(dollars in millions, except per share amounts)	As Reported	Adjustments		Pro Forma
Operating Revenues	$120,550	$—		$120,550

Cost of services and sales (exclusive of items shown below)	44,887	—		44,887
Selling, general and administrative expense	27,089	—		27,089
Depreciation and amortization expense	16,606	—		16,606

Total Operating Expenses	88,582	—		88,582

Operating income	31,968	—		31,968
Equity in earnings of unconsolidated businesses	142	(211	) (8a)	(69)
Other income and (expense), net	(166)	—		(166)
Interest expense	(2,667)	(2,290	) (8b)	(4,957)

Income before provision for income taxes	29,277	(2,501)		26,776
Provision for income taxes	(5,730)	(3,599	) (8c)	(9,329)

Net Income	$23,547	$(6,100)		$17,447

Net income attributable to noncontrolling interests	$12,050	$(11,661	) (8d)	$389
Net income attributable to Verizon	11,497	5,561	(8e)	17,058

Net Income	$23,547	$(6,100)		$17,447

Basic earnings per common share
Net income attributable to Verizon	$4.01			$4.12
Weighted average shares outstanding (in millions)	2,866	1,275	(8f)	4,141

Diluted earnings per common share
Net income attributable to Verizon	$4.00			$4.11
Weighted average shares outstanding (in millions)	2,874	1,275	(8f)	4,149

See related footnotes, including corresponding note references

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2013

(dollars in millions)	As Reported	Adjustments		Pro Forma
Current Assets	$70,994	$(48,421	) (9a)	$22,573
Plant, Property and Equipment, net	88,956	—		88,956
Wireless Licenses	75,747	—		75,747
Goodwill	24,634	—		24,634
Other Assets	13,767	(2,075	) (9b)	11,692

Total Assets	$274,098	$(50,496)		$223,602

Debt Maturing Within One Year	$3,933	$—		$3,933
Other Current Liabilities	23,117	—		23,117
Long-Term Debt	89,658	17,682	(9c)	107,340
Other Long-Term Liabilities	61,974	13,416	(9d)	75,390

Common Stock, Par	297	127	(9e)	424
Contributed Capital	37,939	(27,195	) (9f)	10,744
Other Equity	600	939	(9g)	1,539
Noncontrolling Interests	56,580	(55,465	) (9h)	1,115

Total Equity	95,416	(81,594)		13,822

Total Liabilities and Equity	$274,098	$(50,496)		$223,602

See related footnotes, including corresponding note references

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1.	Basis of Presentation

The unaudited pro forma condensed consolidated financial information is based on historical financial information, and it is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information. The 2013 unaudited pro forma condensed consolidated statement of income includes financial information from Verizon’s audited historical consolidated statement of income for the year ended December 31, 2013. The unaudited pro forma condensed consolidated statement of income has been prepared in order to illustrate the effect of the transaction as if the transaction had occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 includes financial information from Verizon’s audited historical consolidated balance sheet as of December 31, 2013 and has been prepared in order to illustrate the effect of the transaction as if the transaction had occurred on December 31, 2013. Verizon’s historical consolidated financial information is prepared in accordance with U.S. generally accepted accounting principles and has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the statement of income, expected to have a continuing impact on the consolidated results.

2.	Acquisition of Noncontrolling Interest

In accordance with Accounting Standards Codification (ASC) Topic 810, Consolidation, changes in a parent’s ownership interest where the parent retains a controlling financial interest in its subsidiary will be accounted for as equity transactions. Therefore, remeasurement of assets and liabilities of previously controlled and consolidated subsidiaries is not permitted. The carrying amount of the noncontrolling interest is adjusted to reflect the change in Verizon’s ownership interest in Verizon Wireless. Any difference between the fair value of the consideration paid and the amount by which the noncontrolling interest is adjusted will be recognized in equity attributable to Verizon.

3.	Issuance of Verizon Common Stock

Pursuant to the transaction, Verizon issued shares of Verizon common stock having an aggregate value of $61,342 million, based on the closing share price of $48.12 on February 20, 2014 (the measurement date). The exact number of shares issued was calculated by dividing a base share value of $60,150 million by the average trading price during the measurement period. If the average trading price during the measurement period had been less than $47.00 or more than $51.00, it would have been deemed to be $47.00 or $51.00, respectively, for the purpose of determining the number of shares of Verizon common stock to be issued. Based on an average trading price during the measurement period of $47.19, Verizon issued approximately 1,275 million shares.

The pro forma adjustments related to the issuance of Verizon shares pursuant to the transaction reflect the issuance of an aggregate of approximately 1,275 million shares of Verizon common stock with an aggregate value of $61,342 million, based on the closing share price of $48.12 as of the measurement date. For the year ended December 31, 2013, 2,874 million diluted weighted-average shares of Verizon common stock were outstanding. Based on this number of diluted weighted-average shares of Verizon common stock outstanding for the year ended December 31, 2013, the assumed issuance of 1,275 million additional shares would result in a pro forma amount of 4,149 million diluted weighted-average shares outstanding. Basic and diluted weighted-average shares outstanding and earnings per share amounts have been adjusted in the pro forma condensed consolidated statement of income to reflect the assumed issuance of 1,275 million additional shares of Verizon common stock as if the shares had been outstanding from January 1, 2013.

4.	Incurrence of Indebtedness

In order to finance the transaction, Verizon has incurred fixed and floating rate debt with varying maturity dates. On September 2, 2013, Verizon entered into a bridge credit agreement, which provided that the proceeds of the loans under the bridge credit agreement would be used to finance, in part, the transaction and to pay related transaction costs. On September 18, 2013, Verizon issued eight series of fixed and floating rate notes with varying maturities in an aggregate principal amount of $49,000 million (the September notes), which resulted in cash proceeds of approximately $48,667 million. Following the issuance of the September notes, borrowing availability under the bridge credit agreement was reduced to $12,000 million.

On October 1, 2013, Verizon entered into a term loan agreement with borrowing availability of up to $12,000 million, which provides for floating rate 3-year loans and 5-year loans. Following effectiveness of the term loan agreement, the bridge credit agreement was terminated in accordance with its terms. During October 2013, approximately $246 million of non-recurring fees associated with the termination of the bridge credit agreement were paid and recognized in Other income and (expense), net in the audited historical consolidated statement of income for the year ended December 31, 2013. On February 21, 2014, Verizon borrowed $6,600 million under the term loan agreement.

During February 2014, Verizon issued three series of fixed rate euro and sterling notes with varying maturities in aggregate principal amounts of €3,000 million and £850 million (collectively, the February notes), which resulted in cash proceeds of approximately $5,400 million. The net proceeds were used, in part, to finance the transaction.

Our pro forma adjustments assume that Verizon paid the cash consideration and related fees and expenses of the transaction using (1) the cash proceeds from the issuance of $49,000 aggregate principal amount of the September notes, (2) proceeds of approximately $6,600 million drawn from the term loan agreement and (3) assumed proceeds of $4,161 million from the issuance of the February notes. In addition, at the closing of the transaction, Verizon issued the two series of Verizon notes to Seller in an aggregate principal amount of $5,000 million.

The pro forma adjustment to long-term debt in the aggregate principal amount of $17,682 million is based upon the amount of additional long-term obligations that existed at the closing of the transaction and, for purposes of the unaudited pro forma condensed consolidated financial information, it is assumed to include (1) $1,671 million of long-term obligations at fair value with respect to the VAI preferred stock that is mandatorily redeemable (see Note 6), (2) approximately $4,161 million from the offering of the February notes, (3) term loans in an aggregate principal amount of $6,600 million under the term loan agreement, (4) the two series of Verizon notes issued to Seller in the aggregate principal amount of $5,000 million and (5) $250 million in other long term obligations.

The pro forma adjustment for interest expense included in the unaudited pro forma condensed consolidated statement of income was calculated based on the total indebtedness of $66,411 million assumed to be incurred in connection with the transaction and to be outstanding at the closing of the transaction. In addition, the pro forma adjustment for interest expense was calculated using an assumed weighted-average interest rate excluding debt amortization of 4.40%.

The table below summarizes the additional indebtedness that Verizon has incurred in connection with the transaction:

Debt Summary Debt Instruments	Interest Rate %	Maturities	(in millions) Face Amount
3-Year Term Loans	LIBOR + 1.375%	2017	$3,300
5-Year Term Loans	LIBOR + 1.50%	2019	3,300
Floating Rate Notes due 2016*	LIBOR + 1.53%	2016	2,250
Floating Rate Notes due 2018*	LIBOR + 1.75%	2018	1,750
2.50% Notes due 2016*	2.50%	2016	4,250
3.65% Notes due 2018*	3.65%	2018	4,750
4.50% Notes due 2020*	4.50%	2020	4,000
5.15% Notes due 2023*	5.15%	2023	11,000
6.40% Notes due 2033*	6.40%	2033	6,000
6.55% Notes due 2043*	6.55%	2043	15,000
Euro 2.375% Notes due 2022**	2.375%	2022	1,809
Euro 3.25% Notes due 2026**	3.25%	2026	1,292
Sterling 4.75% Notes due 2034**	4.75%	2034	1,060
VAI Preferred Stock	5.143%	2020	1,650
8-Year Verizon Notes	LIBOR + 1.222%	2022	2,500
11-Year Verizon Notes	LIBOR + 1.372%	2025	2,500

Total Debt			$66,411

*	Notes issued during September 2013 and included in the historical financial statements as of December 31, 2013.

**

For the purposes of the unaudited pro forma condensed consolidated financial information, the additional indebtedness related to the February notes is assumed to include only those amounts used to complete the transaction. In addition, the pro forma adjustment for interest expense was calculated using fixed U.S. dollar interest rates based on existing cross currency swap agreements.

Verizon expects to incur fees of approximately $427 million with respect to the indebtedness incurred in connection with the transaction. During the year ended December 31, 2013, approximately $333 million of fees related to the incurrence of indebtedness for the September notes were paid and capitalized as an asset in the historical balance sheet and will be amortized over the contractual life of the underlying indebtedness. The remaining expected $94 million of fees are included as a pro forma adjustment in other assets in the unaudited pro forma condensed balance sheet (see Note 9b).

In addition, estimated transaction costs of approximately $176 million, net of tax, including investment banking, legal, accounting and other professional fees, will be charged directly against contributed capital and are reflected as a reduction in contributed capital in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 (see Note 9f).

Changes in Interest Rates

Verizon is exposed to market risks due to changes in interest rates associated with the floating rate debt that it incurred to finance the transaction. Based on the $15,600 million of additional floating rate indebtedness that Verizon has assumed was outstanding as of the closing date of the transaction, a 1/8th of 1% increase in interest rates would result in a $20 million increase in annual interest expense.

Changes in foreign currency exchange rates

Verizon is also exposed to market risks due to changes in foreign currency exchange rates as compared to the U.S. dollar associated with additional indebtedness denominated in foreign currencies. Based on the additional indebtedness denominated in foreign currencies that is outstanding as a result of the transaction, a 5% increase or decrease in such exchange rates would result in a $208 million gain or loss on the outstanding liabilities due to foreign exchange movements excluding the effect of cross currency swaps.

Hedging Strategies

Verizon has entered, and may continue to enter, into cross currency swaps designated as cash flow hedges to exchange the proceeds of foreign currency denominated debt into U.S. dollars and to fix our future interest and principal payments in U.S. dollars, as well as to mitigate the impact of foreign currency transaction gains or losses. A portion of the gains and losses recognized in Other comprehensive income will be reclassified to Other income and (expense), net to offset the related pre-tax foreign currency transaction gain or loss on the underlying debt obligations.

Verizon has entered, and may continue to enter, into domestic interest rate swaps to achieve a targeted mix of fixed and floating rate debt. Verizon principally receives fixed rates and pays floating rates based on LIBOR, resulting in a net increase or decrease to interest expense. These swaps are designated as fair value hedges and hedge against changes in the fair value of Verizon’s debt portfolio. Verizon records the interest rate swaps at fair value on its condensed consolidated balance sheets as assets and liabilities. Changes in the fair value of the interest rate swaps due to changes in interest rates will be recorded to interest expense, which are offset by changes in the fair value of the debt.

Debt Covenants

Verizon’s credit agreements and the indenture governing the September notes, the February notes and the Verizon notes contain covenants that are typical for large investment grade companies and transactions of this nature. These covenants include requirements to pay interest and principal in a timely fashion, pay taxes, maintain insurance, preserve its existence, keep appropriate books and records of financial transactions, maintain its properties, provide financial and other reports to its lenders, limit pledging and disposition of assets and mergers and consolidations and other similar covenants. Additionally, the term loan agreement requires Verizon to maintain a leverage ratio (as such term is defined in the term loan agreement) not in excess of 3.50:1.00 until Verizon’s credit ratings are equal to or higher than A3 and A-.

5.	Omnitel

Included in the consideration paid in the transaction is the value of Verizon’s existing interest in Omnitel, which is accounted for as an equity method investment. The total selling price for Verizon’s 23.1% interest in Omnitel is $3,500 million. In accordance with the accounting standard on equity method investments, Verizon will recognize a gain or loss upon the disposition of the investment equal to the difference between the selling price, which represents the fair value of the investment at the Omnitel transaction closing date, and the carrying amount of the investment plus any translation gains or losses recorded in other comprehensive income. Based on (i) the carrying value of Verizon’s investment in Omnitel of $2,535 million as of the close of the transaction; (ii) cumulative foreign exchange translation adjustments of $959 million that were classified in other comprehensive income (see Note 9g), which were recorded as a gain upon sale; and (iii) an estimated fair value of Verizon’s existing interest in Omnitel of $3,500 million, Verizon will recognize a non-recurring gain of approximately $1,898 million after taxes of approximately $26 million (see Note 9g). The final amount of the gain was determined at closing and is based on the fair value, carrying value and translation gains or losses related to Verizon’s investment in Omnitel at that time. As the gain on sale is non-recurring in nature, its effect is excluded from the pro forma adjustments to the unaudited condensed consolidated statement of income. The unaudited condensed consolidated pro forma statement of income includes an adjustment to remove the historical equity method earnings from Verizon’s investment in Omnitel.

6.	VAI Preferred Stock

Included in the consideration paid in the transaction is the indirect assumption of long-term obligations associated with the VAI preferred stock, which consists of 5.143% Class D and Class E cumulative preferred stock. Both the Class D shares (825,000 shares outstanding) and Class E shares (825,000 shares outstanding) are mandatorily redeemable in April 2020 at $1,000 per share plus any accrued and unpaid dividends. Dividends accrue at 5.143% per annum and will be treated as interest expense. Both the Class D and Class E shares will be classified as liability instruments in accordance with ASC 480, Distinguishing Liabilities from Equity, and will be recorded at fair value as determined at the closing of the transaction. Verizon has estimated the aggregate fair value of the VAI preferred stock for the purposes of the unaudited pro forma condensed consolidated balance sheet to be $1,671 million, based on current market information.

7.	Income Taxes

Deferred Tax Liabilities and Provision for Income Taxes

Certain deferred taxes directly attributable to the transaction have been calculated based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to Verizon’s book basis. As a result, Verizon expects to record an outside basis deferred tax liability of approximately $13,300 million. Separately, the pro forma tax impact to the provision for income taxes in the unaudited pro forma condensed consolidated statement of income is calculated based on an assumed statutory tax rate of 38.5%.

Additional Tax Liabilities

The unaudited pro forma condensed consolidated balance sheet includes an adjustment for an estimated $116 million unrecognized tax position liability for potential tax exposures related to historical tax positions taken by Vodafone. Vodafone has agreed to indemnify Verizon for taxes attributable to pre-closing tax periods and as a result, the unaudited pro forma condensed consolidated balance sheet includes an adjustment for an offsetting indemnification asset of approximately $116 million. To the extent indemnified, future changes in the carrying value of the unrecognized tax position liability may be offset by a change to the indemnification asset, as long as the indemnification is deemed collectible.

8.	Adjustments to the Statement of Income

The following are the pro forma adjustments included in the unaudited pro forma condensed consolidated statement of income for the twelve months ended December 31, 2013:

a.	Equity in earnings of unconsolidated businesses—Adjustment to eliminate the historical equity in earnings, net of tax, related to the investment in Omnitel (see Note 5).

b.

Interest expense—Adjustment to reflect interest expense associated with the additional indebtedness incurred in connection with the transaction and outstanding as of the closing of the transaction (see Note 4), the dividends on the VAI preferred stock (see Note 6) and the amortization of certain debt incurrence costs based on the contractual life of the underlying indebtedness.

c.	Provision for income taxes—Adjustments to reflect changes in the provision for income taxes including:

Income Tax associated with additional income attributable to Verizon

As it relates to the unaudited pro forma condensed consolidated statement of income, the historical condensed consolidated financial information provided for income taxes on income attributable to Verizon’s 55% controlling interest in Verizon Wireless but not on the income attributable to the 45% noncontrolling interest. Accordingly, the provision for income taxes was adjusted by $4,448 million for the twelve months ended December 31, 2013 to reduce net income. This amount represents the pro forma impact of the income taxes on the income attributable to the 45% noncontrolling interest acquired by Verizon. The pro forma adjustment to the provision for income taxes is partially offset by the income tax benefit associated with additional interest expense, as noted below. The amounts are calculated assuming a statutory income tax rate of 38.5%.

Income Tax benefit associated with interest expense

An adjustment of $849 million for the twelve months ended December 31, 2013 represents the income tax benefit associated with the pro forma adjustment for interest expense assuming a statutory income tax rate of 38.5%.

d.

Net income attributable to noncontrolling interests—Adjustment to eliminate the historical net income attributable to noncontrolling interests, representing the noncontrolling interest in Verizon Wireless.

e.	Net income attributable to Verizon—Adjustment to reflect the sum of all other adjustments to the unaudited pro forma condensed consolidated statement of income on net income attributable to Verizon.

f.

Weighted average shares outstanding—Adjustment to reflect the assumed issuance of 1,275 million shares of Verizon common stock to Vodafone shareholders with basic and diluted weighted average shares outstanding as if the shares had been outstanding from January 1, 2013.

9.	Balance Sheet Adjustments

Following are the pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2013:

a.	Current assets—Adjustment to current assets is comprised of the following (in millions):

Cash used from notes issued in September 2013, net of bridge credit agreement termination fees (see Note 4)	$(48,421)

Total	$(48,421)

b.	Other assets—Adjustments to other assets are comprised of the following (in millions):

Deferred financing fees (see Note 4)	$94
Disposition of investment in Omnitel (see Note 5)	(2,535)
Restricted cash held by the Vodafone entity acquired	250
Indemnification asset (see Note 7)	116

Total	$(2,075)

c.	Long-term debt—Adjustments to long-term debt are comprised of the following (in millions):

Incurrence of long-term debt (see Note 4)	$15,761
VAI preferred stock (see Note 6)	1,671
Other long-term obligations (see Note 9b)	250

Total (see Note 4)	$17,682

d.

Other long-term liabilities—Adjustment to reflect a $13,300 million deferred tax liability based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to Verizon’s book basis and an adjustment to reflect the approximate liability of $116 million for unrecognized tax positions assumed by Verizon as part of the transaction (see Note 7).

e.	Common stock—Adjustment to reflect the assumed issuance of 1,275 million shares of Verizon common stock to Vodafone shareholders ($.10 par value per share) (see Note 3).

f.	Contributed capital (APIC)—Adjustments to APIC are comprised of the following (in millions):

Tax related liabilities (see Note 7)	$(13,300)
Issuance of Verizon common stock (see Note 3)	61,215
Transaction costs (see Note 4)	(176)
Consideration paid less carrying value of noncontrolling interest	(74,934)

Total	$(27,195)

The adjustment to APIC for the deferred tax liabilities totaling $13,300 million is recorded to APIC as it is a direct tax consequence of the transaction to acquire the noncontrolling interest (see Note 7).

The adjustment to APIC for the issuance of Verizon common stock totaling $61,215 million is calculated based on the approximately 1,275 million shares issued to Vodafone shareholders at $48.12 per share less the amount recorded to common stock, par totaling $127 million ($.10 par value per share) (see Note 3).

Verizon accounts for specific, direct and incremental costs related to changes in Verizon’s ownership percentage where control is maintained as part of the equity transaction. Such costs include investment banking and legal fees. These costs are directly recorded as a reduction in contributed capital and were financed through the incurrence of third-party indebtedness, as reflected in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2013. As part of the transaction, Verizon estimates that it incurred such costs in the amount of approximately $176 million, net of tax.

As described in Note 2, ASC Topic 810, Consolidation, requires that changes in a parent’s ownership interest where the parent retains its controlling financial interest in its subsidiary will be accounted for as equity transactions. Accordingly, the adjustment reflected above totaling $74,934 million is calculated as the consideration paid of $130,399 million (see “—Description of the Transaction”) less the adjustment to noncontrolling interest of $55,465 million (see Note 9h).

g.

Other equity—Adjustments to reflect the impact of items that are expected to be recognized in future earnings upon closing of the transaction include the expected gain on the disposition of Verizon’s investment in Omnitel totaling $1,898 million (see Note 5) offset by the associated cumulative translation adjustment of $959 million, which is already recorded in equity as accumulated other comprehensive income.

h.	Noncontrolling interest—Adjustment to reflect the elimination of the historical carrying value of Vodafone’s 45% noncontrolling interest in Verizon Wireless at December 31, 2013 of $55,465 million.